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Exhibit 5.1

Osler, Hoskin & Harcourt LLP 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 514.904.8100 MAIN 514.904.8101 FACSIMILE

December 14, 2017

Acasti Pharma Inc.

545 Promenade du Centropolis

Suite 100

Laval, Quebec

H7T 0A3

Dear Sirs/Mesdames:

Re: Acasti Pharma Inc. - Registration Statement on Form F-1

We have acted as Canadian and U.S. counsel to Acasti Pharma Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the registration of up to 7,505,556 common shares of the Corporation (the “Shares”) and 6,754,500 warrants to acquire common shares of the Corporation (the “Warrants”) pursuant to a Registration Statement on Form F-1 (Registration Statement No. 333-220755) (as amended to date, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) to be issued by the Corporation pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Corporation and The Benchmark Company, LLC, as representative of the other underwriters named on Schedule 1 thereto.

We have examined the Registration Statement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec and, as it relates to the Warrants, the laws of the State of New York.

osler.com

On the basis of the foregoing, we are of the opinion that, when the Shares and Warrants will have been issued and sold pursuant to the terms of the Underwriting Agreement, (i) the Shares will be validly issued, fully paid and non-assessable, (ii) the Warrants, provided that they have been duly executed (as applicable) and delivered by the Corporation to the purchasers thereof against payment therefor, will be valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, (iii) the common shares of the Corporation underlying the warrants, when issued and delivered by the Corporation against payment therefor, upon the exercise of the Warrants in accordance with their terms and the terms of the warrant agreement included as an exhibit to the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP